EXHIBIT 10u






                                         PERSONAL & PRIVATE

                                          October 24, 1997



Mr. Philip J. Quigley
130 Kearney Street
San Francisco, California  94108

Dear Phil:

      This will confirm our discussion of October 21, 1997.

      1. We have announced your resignation from the SBC Board and your retirement as an employee to be effective December 30, 1997. The announcement reflected your contributions to the Company over your career and your continuing consulting work through March 2000, and in that capacity you will serve as Chairman of the California Business Roundtable in 1998.

      2. You will continue to be paid in accordance with your 1997 Agreement through December 30, 1997. The remainder of your salary, through March 31, 1998, will be paid to you or your survivor in the event of your death after January 1 and on or before January 15, 1998, along with a cash award equivalent to your 1997 target Short Term award of $675,000. In return for this prepayment, you will make yourself available for consulting between December 30 and the following April 1, when your regular consulting agreement becomes effective. Solely for purposes of the PTG Executive Supplemental Cash Balance Plan; the PTG Executive Deferral Plan; and, the PTG 1996 Executive Deferred Compensation Plan, you will be treated and the plans applied as if you had been employed through March 30, 1998.

      3. After January 1 and on or before January 15, 1998, we will pay you (or your survivor) the sum of $4,712,365. This will represent payment of Sections 6 and 7 of your 1994 Agreement with Pacific Telesis Group. Attached is a breakdown of the amounts due you, assuming the items you would choose to receive are those marked on the attached.

      4. You will receive benefits under the SBC Executive Health Plan and SBC's financial counseling plan in accordance with the terms of those plans. SBC will provide for your office space and other amenities consistent with those provided by PTG to other former chairmen and described in Section 6 of your 1997 Agreement with SBC.

      5. You will give SBC an option to extend your consulting agreement for a period of two additional years on the same terms as originally provided under your consulting agreement. The option will be exerciseable solely at SBC's discretion. For such option SBC will pay you (or your survivor) the sum of $500,000 after January 2 and on or before January 15, 1999. If SBC elects to exercise this option, it will provide you with written notice by December 31, 1999.

      6. Paragraph 5 of the Agreement dated March 31, 1997, between you and SBC is amended to include the following:

        The Company shall not have the right to terminate this Agreement pursuant to this paragraph unless it notifies Mr. Quigley of the existence of a conflict at which time Mr. Quigley shall have 30 days to cure any conflict by ceasing engaging in the activity which gives rise to the conflict. If Mr. Quigley does not cease the activity that gives rise to the conflict, the Company may terminate the Agreement on ten days notice.

      7. Except as discussed above, the rest of your 1994 and 1997 employment agreements will be implemented as provided in those agreements. Your Pacific Telesis pension and retirement benefits will be paid in accordance with your elections in those plans.

      If the terms of this proposal are acceptable to you, please indicate your agreement by signing below.

      Messrs. Whitacre and Hay, (the latter being the Chairman of the Human Resources Committee), advised me that at the Committee's November 1997 meeting they will recommend that the options you were granted on May 1 and 2, 1997 be vested in recognition of the fact that you will continue as a consultant of SBC and have granted SBC an option to extend that consultant relationship for two additional years.

                                    Very truly yours,

Attachment


      I hereby resign as a Director of SBC and retire as an Officer, employee and Director of all SBC subsidiaries effective December 30, 1997.


                                    -------------------
                                    Philip J. Quigley